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                                                                     Exhibit 10D

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") made and entered into this __ day of April, 2001, by and among BILLY Jack Johnson, JR., a resident of the State of Alabama (the "Executive"), and FIRST SOUTHERN BANK, a banking corporation organized under the laws of the State of Alabama (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Bank and the Executive desire to enter into an employment relationship with the other; and

         WHEREAS, the Bank and the Executive each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

         NOW, THEREFORE, in consideration of the employment of the Executive by the Bank, of the mutual covenants, promises and agreements herein made, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Bank hereby employs Executive's full-time services
            ----------
as Executive Vice President and Senior Credit Officer of the Bank, commencing on the first day of employment, which shall be May __, 2001 or at Executive's option beginning on a date not later than June 1, 2001 (the "Commencement Date"). This Agreement shall be for a term of three years, beginning on the Commencement Date. Executive hereby accepts such employment. Executive shall diligently perform the duties customarily performed by such officer, subject to the authority of the Board, and shall hold and perform all of the responsibilities and duties prescribed by the Board and by the Bylaws of the Bank. During the term of this Agreement, Executive will devote his full time and effort to his duties hereunder, to the exclusion of all other employment or business interests other than passive personal investments, charitable, religious or civic activities.

         2. Base Salary. As compensation for his services to the Bank, the Bank
            -----------
agrees to pay Executive an annual salary of Eighty-Five Thousand Dollars ($85,000.00) beginning on the Commencement Date. The annual salary shall be paid in equal bi-weekly installments. Payment will be in accordance with the Bank's payroll policies in effect from time to time.

         3. Benefits. The Bank agrees to provide Executive with the following
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benefits commencing with the Commencement Date, or as soon thereafter as practicable, and continuing for so long as Executive is employed under this Agreement or any extension thereof:

                  (a) The Bank shall also provide for the Executive a $350.00 per month cafeteria plan benefit, which may be used by Executive to fund benefits selected by him, including major medical and hospitalization insurance. The Bank shall have the right to obtain a term life insurance policy on the Executive for the benefit of the Bank up to an amount equal to twice his annual salary.

                  (b)      An annual paid vacation of three weeks.



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                  (c) Use of a late model automobile to include all operating and maintenance expenses.

                  (d) Reimbursement of monthly dues and Bank related expenses of Executive at Turtle Point Country Club.

                  (e) Other benefits as the Board may approve from time to time.

         4. Expenses. Executive is authorized to incur necessary and customary
            --------
expenses in connection with the business of the Bank, including expenses for entertainment, trade association meetings, travel, promotion and similar matters. The Bank will pay or reimburse Executive, pursuant to the Bank's policy, for such expenses upon presentation by Executive of the appropriate records which verify such expenses.

         5. Bonus. The Bank recognizes it is important that Executive have a
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bonus incentive to encourage accomplishment of specified corporate goals, as identified from time to time by the Board or a duly authorized committee of the Board. The Board shall review Executive's performance against the specified goals at least annually. Based on the Bank's regulatory situation and financial condition, and the Executive's new employment, the Board shall by July 2001 discuss with Executive both short-term and long-term objectives. Executive will not be eligible for a bonus during calendar year 2001. Executive's first annual review shall be in May 2002, and Executive will be eligible for a bonus of up to 25% of his base salary, based on criteria to be mutually agreed upon by the Board and the Executive by July 15, 2001.

         6. Stock Options. The Bank shall provide for the Executive's
            -------------
eligibility to participate in the Stock Option Plan of First Southern Bancshares, Inc., a Delaware corporation, the parent company of the Bank, and the Executive is hereby issued options to purchase 10,000 shares of common stock, subject to the terms of the Stock Option Agreement between the Executive and First Southern Bancshares, Inc. as provided in Exhibit A, which is attached hereto and incorporated herein by reference.

         7. Severance.
            ---------

                  (a) If Executive becomes disabled or dies, he or his survivors will receive a severance payment in an amount equal to the Executive's annual salary at the time of termination payable in a lump sum upon termination, plus the benefits described in paragraph 3(a) of this Agreement for a period of one year.

                  (b) If Executive is terminated "for cause" as defined in paragraph 10, Executive will receive no severance payment, and any other benefits described hereunder shall also terminate as of the termination date of employment.

                  (c) If Executive is terminated "without cause", Executive will receive a severance payment in an amount equal to fifty percent (50%) the Executive's annual salary at the time of termination payable in a lump sum upon termination, plus the benefits described in paragraph 3(a) of this Agreement for a six month period.



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                  (d) If Executive terminates his employment as a result of a
         Change of Control or is terminated as a result of a Change of Control, he will receive a severance payment in an amount equal to two times the Executive's annual salary at the time of termination payable in a lump sum upon termination, plus the benefits described in paragraph 3(a) of this Agreement for a two-year period.

         8. Termination. Except for the provisions of paragraphs 11 and 12,
            -----------
which shall continue in full force and effect, this Agreement shall terminate upon the first to occur of the following:

                  (a) The death of Executive;

                  (b) The permanent disability of Executive, as defined in paragraph 9;

                  (c) Termination by the Bank "for cause" as defined in paragraph 10;

                  (d) Termination by the Bank "without cause" or pursuant to a "Change in Control" as defined below. The Bank reserves the right to terminate the Executive at any time.

                  (e) Termination by Executive; provided that Executive shall give not less than thirty (30) days' written notice of termination. Upon receipt of notice of intended termination given by Executive, the Bank reserves the right to terminate the Executive's employment effective immediately, provided that in such instance, except in the event of a Change in Control, the Bank shall pay an amount equal to Executive's Base Salary due for the remainder of the thirty (30) day notice period to the termination date, or thirty (30) days, whichever is less.

                  (f) The end of the three year term provided for in paragraph 1 hereof.

                  Subject to approval from the appropriate bank regulatory authorities, a "Change in Control" shall be deemed to occur upon the happening of any of the following events:

                           (i) A sale or other disposition of substantially all
                  of the assets of the Bank or First Southern Bancshares, Inc., a Delaware corporation, the Bank's parent company, (the "Company"), or a sale or disposition of the issued and outstanding common stock of the Bank or the Company in a single transaction or in a series of transactions to a single person or entity or group of affiliated persons or entities; or

                           (ii) A merger or consolidation of the Bank or the
                  Company with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding common stock of the surviving entity of such transaction is held by a single person or entity or group of affiliated persons or entities who were not in control of the Bank or the Company prior to such transaction.



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         9. Disability. Executive shall be considered to be permanently disabled
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in the event that (a) Executive shall suffer permanent total disability as that term is defined under the Alabama Workers' Compensation Law as in effect at the time of such disability, and (b) either Executive or the Bank shall have given the other party thirty (30) days' written notice of his or its intention to terminate Executive's employment because of such disability. In the event that Executive and the Bank are in material disagreement regarding Executive's physical or mental condition, the Bank shall authorize a panel of three (3) physicians selected by the Bank to examine Executive to conclusively determine by a majority whether Executive is physically or mentally incapable hereunder.

         10. Termination for Cause. As used in paragraph 8(c), termination "for
             ---------------------
cause" shall include, termination for Executive's use of illegal non-prescription drugs or drug or alcohol addiction; acts of dishonesty or infidelity; conviction of a felony; habitual neglect of duty; objectionable acts or conduct as determined by the Bank's banking regulators; or willful or gross negligence in carrying out the activities for which employed.

         11. Disclosure of Confidential Information. Executive acknowledges that
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the Bank possesses certain methods of operation and information concerning its business affairs, including customer lists and other customer information, which are valuable, special and unique assets of its business. Without prior Board approval, Executive agrees not to disclose, during or after the term of his employment, any such information, or any part thereof to any bank, person, firm, corporation, association or other entity for any reason or purpose whatsoever.

         12. Non-Compete/Non-Solicitation.
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                  (a) It is understood and agreed by parties to this Agreement that under the following conditions, Executive hereby agrees not to directly or indirectly (1) compete with the Bank nor (2) solicit its employees:

                           (i) If Executive voluntarily resigns his position;

                           (ii) If there is a Change of Control in the ownership
                  of the Bank; or

                           (iii) If Executive is terminated "without cause."

                  (b) Executive hereby agrees that in the event of termination pursuant to paragraph 12(a)(i) or (ii), he will not solicit the Bank's employees to leave the services of the Bank, or compete with the Bank within the areas of Lauderdale and Colbert counties in Alabama (the "Non-Compete Area") for a period of two years from the date of termination. If the Executive is terminated under paragraph 12(a)(iii), then Executive hereby agrees not to solicit the Bank's employees or compete within the Non-Compete Area for a period of one year from the date of termination. The nonsolicitation provision shall apply to any Bank employee during the period of such employee's employment with the Bank and for a period of 30 days after an employee's termination of employment with the Bank. Executive can and may invest or purchase stock in any financial institution. However, Executive may not serve on the Board of Directors of any financial institution other than the Bank or act as a consultant or otherwise influence employees to join said institution during the term of this Agreement and for a period of two
         (2) years from the



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         date of termination as provided in paragraph 12(a)(i) or (ii) above or for a period of one (1) year from the date of termination as provide in paragraph 12(a)(iii) above.

         13. Assignment. The rights and obligations of the Bank and Executive
             ----------
(except the Executive's obligations to perform services) under this Agreement shall inure to the benefit of and shall be binding upon their respective successors, if any. The rights and obligations of Executive under this Agreement shall inure only to the benefit of Executive and are not assignable by Executive to any other person or entity by virtue of the unique and personal nature of Executive's services. It is agreed among the parties that there shall be no third-party beneficiaries with standing to enforce this Agreement.

         14. Bank's Conditions to Execution of Agreement. The execution of this
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Agreement by the Bank is subject to authorization and ratification by its Board of Directors at the next scheduled meeting, and the employment of Executive as provided for herein is subject to prior approval of the Bank's primary regulators.

         15. Entire Agreement. This Agreement contains the entire agreement
             ----------------
between the parties and supersedes all prior discussion, understanding and commitments, whether oral or written. This Agreement cannot be amended or modified except by subsequent written agreement signed by all parties hereto.

         16. Attorney's Fees and Costs. If an action at law or in equity is
             -------------------------
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

         17. Controlling Law. This Agreement is being executed in and will be
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performed in the State of Alabama and shall be construed, controlled and interpreted according to the laws of Alabama.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         THE BANK:



                                         FIRST SOUTHERN BANK

                                         By: /s/ First Southern Bank
                                            ------------------------------------








                                         EXECUTIVE:



                                         /s/ Billy Jack Johnson, Jr.
                                         ------------------------------------
                                         BILLY JACK JOHNSON, JR.



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